Exhibit 99(a)(1)(i)

CTM MEDIA HOLDINGS, INC.
 11 Largo Drive South
Stamford, CT 06907
(203) 323-5161

SUPPLEMENT TO OFFER TO PURCHASE FOR CASH BY
 CTM MEDIA HOLDINGS, INC.
 UP TO 432,019 SHARES OF CLASS A COMMON STOCK
AT A PURCHASE PRICE OF $1.10 PER SHARE
AND
UP TO 2,357,994 SHARES OF CLASS B COMMON STOCK
AT A PURCHASE PRICE OF $1.10 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, DECEMBER 17, 2009, UNLESS THE OFFER IS EXTENDED.

On November 17, 2009, CTM Media Holdings, Inc., a Delaware corporation (“CTM”, “we” or “us”), distributed an Offer to Purchase (the “Original Offer to Purchase”) and a related Letter of Transmittal (the “Original Letter of Transmittal”) in connection with the CTM’s offer to purchase up to an aggregate of 2,790,013 shares of its Class A common stock and Class B common stock, each $0.01 par value per share, or any lesser number of Class A and/or Class B shares that stockholders properly tender, for a cash purchase price of $1.10 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in the Original Offer to Purchase and the Original Letter of Transmittal. The tender offer was previously scheduled to expire at 5:00 p.m., New York City time, on Wednesday, December 16, 2009.

           By this supplement (the “Supplement”), we amend the Original Offer to Purchase (as amended and supplemented, the “Offer to Purchase”) and the Original Letter of Transmittal. The Offer to Purchase and the Original Letter of Transmittal, as amended and supplemented hereby, constitute the “Offer.”

           CTM has revised the Offer so that it is now offering to purchase up to 432,019 shares of its Class A common stock, or any lesser number of Class A shares that stockholders properly tender in the Offer, and 2,357,994 shares of its Class B common stock, or any lesser number of Class B shares that stockholders properly tender in the Offer. The Offer is now scheduled to expire at 5:00 p.m., New York City time, on Thursday, December 17, 2009.

IMPORTANT

           The following amendments and supplements to the information contained in the Original Offer to Purchase correspond to the headings in the Original Offer to Purchase. Stockholders should read the Original Offer to Purchase and the Original Letter of Transmittal in conjunction with this Supplement in considering whether to tender their shares. Terms defined in the Original Offer to Purchase and used in this Supplement but not otherwise defined in this Supplement have the meanings assigned to them in the Original Offer to Purchase.

           Except as otherwise set forth in this Supplement, the terms and conditions set forth in the Original Offer to Purchase and the Original Letter of Transmittal remain applicable in all respects. To the extent that any information or amendment contained in this Supplement is inconsistent with the information in the Original Offer to Purchase, the information and amendments in this Supplement shall control.

The Original Offer to Purchase and the Original Letter of Transmittal, as applicable, are hereby amended and supplemented as follows:

●
All references, including, but not limited to, on the cover and introduction and in “Summary Term Sheet’; “Section 1. Number of Shares; Proration”; “Section 2. Tenders by Owners of Fewer Than 100 Shares”; “Section 3. Procedure for Tendering Shares”; “Section 4. Withdrawal Rights”; “Section 5. Acceptance for Payment of Shares and Payment of Purchase Price”; “Section 6. Certain Conditions of the Offer”; “Section 8. Purpose of the Offer; Certain Effects of the Offer to Purchase”; and “Section 15. Extension of the Offer; Termination; Amendments”, to when the Offer will expire or the “Expiration Date” now refer to Thursday, December 17, 2009, at 5:00 p.m. New York City time (previously, the Offer was scheduled to expire on Wednesday, December 16, 2009, at 5:00 p.m. New York City time), unless we, in our sole discretion, further extend the period of time during which the Offer will remain open or terminate the Offer.

●
All references, including, but not limited to, on the cover and introduction and in “Summary Term Sheet”; “Section 1. Number of Shares; Proration”; “Section 5. Acceptance for Payment of Shares and Payment of Purchase Price”; “Section 10. Source and Amount of Funds”; and “Section 11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”, to the number of shares we are offering to purchase now mean up to 432,019 shares of our Class A common stock, or any lesser number of Class A shares that stockholders properly tender in the Offer, and 2,357,994 shares of our Class B common stock, or any lesser number of Class B shares that stockholders properly tender in the Offer (previously was up to an aggregate of 2,790,013 shares of our Class A common stock and/or Class B common stock, or any combination thereof, up to a maximum of 2,790,013 shares in the aggregate, or any lesser number of Class A and/or Class B shares that stockholders properly tender in the Offer).

●
The references in “Summary Term Sheet – ‘How many shares of common stock does CTM have outstanding?’” and “Section 11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares” to the percentage of the outstanding shares of Class A and Class B common stock represented by the shares we are offering to purchase shall now mean approximately 34% of the shares of the Class A common stock and approximately 34% of the shares of the Class B common stock, and collectively, approximately 30% of all shares of common stock, in each case outstanding as of November 13, 2009 (previously was approximately 34% of the total combined outstanding Class A and Class B shares, and 30% of all shares of common stock outstanding, as of November 13, 2009).

●
The order of priority in which we will purchase shares and any proration in the event that more than  432,019 shares of Class A common stock and/or 2,357,994 Class B common stock are validly tendered shall now be as follows:

➢
Odd Lots. As to Class A shares, we will first purchase shares from all holders of less than 100 Class A shares who properly tender all of their shares of that class. As to Class B shares, we will first purchase shares from all holders of less than 100 Class B shares who properly tender all of their shares of that class.

➢
Class A Shares. After purchasing any Class A shares tendered by Class A “odd lot” holders, we will purchase Class A shares on a pro rata basis from all other stockholders who properly tender Class A shares until we have acquired the number of Class A shares that we have offered to purchase.

➢
Class B Shares. After purchasing any Class B shares tendered by Class B “odd lot” holders, we will purchase Class B shares on a pro rata basis from all other stockholders who properly tender Class B shares until we have acquired the number of Class B shares that we have offered to purchase.

➢
There will be no priority of acceptance between shares of Class A and Class B common stock.  We will accept Class A shares up to the maximum number of Class A shares covered by the Offer and Class B shares up to the maximum number of Class B shares covered by the Offer.

In addition, the Original Offer to Purchase is hereby amended and supplemented as follows:

●	The Section “How will I be notified if the Offer is extended?” in the Summary Term Sheet is amended by deleting the words “We also may communicate the extension of the Offer through other means.”

●	The last paragraph of “Section 6. Certain Conditions of the Offer” is replaced in its entirety with the following:

“The foregoing conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. The conditions to the Offer, other than the receipt of governmental approvals, must be satisfied or waived by us in our reasonable discretion in whole or in part before the expiration of the Offer.”

●	The third paragraph of “Section 15. Extension of the Offer; Termination; Amendments” is replaced in its entirety with the following:

“Subject to compliance with applicable law, we further reserve the right at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the number of shares we may purchase or the price it may pay pursuant to the Offer. Amendments to the Offer may be made at any time or from time to time if public announcement is made and, such announcement, in the case of an extension, is issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change, including, but not limited to a press release, other public announcement or a subsequent mailing to the stockholders. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely press release.”

           IF YOUR SHARES ARE NOT CURRENTLY TENDERED AND YOU WISH TO TENDER ALL OR ANY PORTION OF YOUR SHARES, YOU SHOULD FOLLOW THE INSTRUCTIONS DESCRIBED IN SECTION 3 OF THE OFFER TO PURCHASE AS AMENDED AND SUPPLEMENTED, PRIOR TO THE EXPIRATION DATE.

Our Board of Directors has unanimously approved the Offer. However, neither we nor our Board of Directors make any recommendation to any stockholder as to whether to tender or refrain from tendering shares. Stockholders must make their own decisions whether to tender shares and, if so, how many shares to tender. There is no restriction on our directors and executive officers participating in the Offer. However, our directors and executive officers have indicated that they will not tender shares beneficially owned by them in the Offer.

No person has been authorized to make any recommendation on our behalf as to whether stockholders should tender or refrain from tendering shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in the Offer to Purchase or in the Letter of Transmittal, each as amended and supplemented. If given or made, such recommendation, information or representations must not be relied upon as having been authorized by us.

Questions or requests for assistance or additional copies of the Original Offer to Purchase, this Supplement or the Letter of Transmittal may be directed to Leslie B. Rozner, Chief Financial Officer and Corporate Secretary. Contact information is set forth in the Original Offer to Purchase.

CTM Media Holdings, Inc.
December 3, 2009